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                                                                  EXHIBIT 23.2


     CONSENT OF LARSON, ALLEN, WEISHAIR & CO., LLP, INDEPENDENT AUDITORS




We consent to the references to our firm under the captions "Summary Historical Consolidated Financial Data for McNeilus", "Selected Historical Consolidated Financial Data for McNeilus", and "Experts", and to the use of our report dated April 23, 1997, except for Notes 2 and 13, as to which the date is December 8, 1997, relating to the consolidated financial statements of McNeilus Companies, Inc. and Subsidiaries, in the Registration Statement (Amendment No. 1 to Form S-4 Registration No. 333-47931) and related Prospectus of Oshkosh Truck Corporation for the registration of $100,000,000 8.75% Senior Subordinated Notes due 2008.



                                           LARSON, ALLEN, WEISHAIR & CO., LLP



Austin, Minnesota
April 17, 1998